Exhibit 10.5
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into on the 12th day of December, 2008, by and between FIRST GEORGIA BANKING COMPANY, a bank organized under the laws of the State of Georgia (the “Bank”), and Gregory S. Akins (hereinafter “Employee”).
WITNESSETH:
     WHEREAS, the Board of Directors of the Bank believes that it is in the best interest of the Bank to arrange terms of employment for Employee so as to reasonably induce Employee to remain in his capacities with the Bank for the term hereof; and
     WHEREAS, Employee is willing to provide services to the Bank in accordance with the terms and conditions hereinafter set forth;
     NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:
     1. EMPLOYMENT. For the Term of Employment, as hereinafter defined, the Bank agrees to employ Employee as its Chief Operating Officer, and Employee agrees to accept such employment and to perform such duties and functions as the Board of Directors of the Bank may assign to Employee from time to time. Employee agrees to devote his full business time, attention, skill and efforts to the business of the Bank, and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Bank.
     2. TERM OF EMPLOYMENT. The “Term of Employment” referred to in Section 1 hereof and hereinafter shall be deemed to have commenced as of the date first above mentioned and shall continue for a period of three (3) years, unless sooner terminated pursuant to this Agreement, and shall include any extension of the period of employment in accordance with this paragraph. The period of employment shall automatically be extended without further action by the parties for an additional twelve (12) full calendar months, on each anniversary hereof during the Term of Employment, unless (i) either party shall have served written notice upon the other of its intention that this Agreement shall not be extended at least ninety (90) days before the anniversary date on which this Agreement would have been automatically extended for an additional year, or (ii) the Employee’s employment hereunder shall have been terminated pursuant to Section 4 hereof. In the event that Employee is a member of the Board of Directors of the Bank or the Bank’s holding company, if any, then Employee agrees that any termination of this Agreement shall constitute a resignation by Employee from these Boards of Directors.
     3. COMPENSATION.
          3.1 Base Salary. During the Term of Employment, Employee shall be paid an annual base salary (hereinafter “Base Salary”) of $164,800, which shall be paid in equal installments in accordance with the Bank’s normal pay practices, but not less frequently than monthly. Employee’s salary shall be reviewed by the Board of Directors of the Bank (or a compensation committee of the Board) annually and may be adjusted as determined by the Board of Directors of the Bank.
          3.2 Management Incentives and Discretionary Bonuses. During the Term of Employment, Employee shall be entitled, in an equitable manner based on the terms of any bonus and incentive plans that have been approved or may, from time to time, be approved by the Board of Directors, with all other key management personnel of the Bank, to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors to the Bank’s key management employees. The incentive compensation shall be based on meeting or exceeding the attainment of certain criteria to be established by the Board of Directors. In determining whether to grant incentive compensation, the Board of Directors shall consider factors such as the Bank’s profitability, its asset quality, its compliance with laws and regulations, and its loan quality.
               No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to such incentives and discretionary bonuses when and as declared by the Board.
          3.3 Stock Options. See Stock Option Grant Agreement for details.
          3.4 Additional Benefits. During the Term of Employment, Employee shall be provided with such employee benefits and benefit levels, including family health, dental, vision and life (including a minimum of $329,600 term life insurance) and disability insurance, a car allowance of $12,000 per year, and membership in social, professional and civic clubs which the Board of Directors in its discretion determines to be in keeping with a level commensurate with a financial institution in a similar environment. These benefits shall be provided and maintained at a level of not less than what is in effect at the time this Agreement is executed.
               Throughout the Term of Employment, Employee shall also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder.
               During the Employee’s Term of Employment hereunder, Employee shall receive four (4) weeks paid vacation during each year of employment.
          3.5 Indemnification. In the event of any attempt by a former employer or employee to enjoin or seeks damages for Employee’s employment with the Bank whether by written demand or by legal action, including but not limited to actions related to restrictive covenants, trade secrets, and interference with business relations, the Bank agrees to indemnify Employee in the amount of any judgment, attorney’s fees, or costs incurred by or against Employee arising out of such action.
     4. TERMINATION.
          4.1 Death or Disability. This Agreement may be terminated before the expiration of the Term of Employment upon the occurrence of any one of the following events:

          (a) Upon Employee’s death, this Agreement shall terminate immediately. Any salary and any other amounts that may be due Employee from Bank at the time of his death (whether pursuant to benefits plans or otherwise) shall be paid to the executor or administrator of his estate.
          (b) The Bank may terminate this Agreement upon Employee’s “Total Disability.” As used in this Agreement, “Total Disability” means any physical or mental disorder that renders Employee incapable of performing his normal duties and services under this Agreement for a period of one hundred twenty (120) days in any consecutive twelve (12) month period, as determined by a licensed physician selected by mutual agreement of the Bank and the Employee or the Employee’s legal representative. If this Agreement is terminated as a result of the Employee’s “Total Disability,” the Employee’s compensation hereunder shall terminate and the Employee shall be paid in accordance with such long-term disability plans of the Bank as may be in effect at that time. The Employee’s compensation, title and status shall continue during any such period of disability until the date of termination except that the Bank may provide disability insurance to cover the Employee during any part of such disability period and the Bank’s obligation for the Employee’s compensation for any such period shall be reduced by the amount of any such insurance proceeds which the Employee receives.
          4.2 For Cause. This Agreement may be terminated by the Board of Directors of the Bank for “Cause” for any of the following reasons:
          (a) failure of Employee to follow reasonable written instructions or policies of the Board of Directors of the Bank;
          (b) gross negligence or willful misconduct of Employee materially damaging to the business of the Bank;
          (c) conviction of Employee of a crime involving breach of trust, moral turpitude, theft or fraud;
          (d) the failure by the Employee to perform substantially his duties other than any failure resulting from incapacity due to physical or mental illness;
          (e) willful commission by Employee of (i) acts involving dishonesty or fraud or (ii) acts causing harm to the Bank;
          (f) a willful misrepresentation by the Employee to the stockholders or the Board of Directors of the Bank which causes substantial injury to the Bank; or
          (g) a request by any state or federal authority regulating the Bank that the Employee be removed from his office as Chief Operating Officer of the Bank.
          4.3 Without Cause or for Good Reason.
          (a) The Bank may immediately terminate this Agreement at any time “without Cause” by giving the Employee written notice of the termination date.

Employee may immediately terminate this Agreement at any time upon the occurrence of Good Reason (as defined below) by giving the Bank written notice of the termination date. If this Agreement is terminated pursuant to this Section 4.3, and subject to the limitations set forth in Sections 9 and 10, then:
          (i) Employee shall be paid severance compensation in an amount equal to 100% of his annual “Base Salary” (as defined in Section 3.1) then in effect which shall be paid over a twelve (12)-month period commencing from the termination date in such installments and intervals as if the Employee had remained employed; provided, however, that the payments pursuant to this clause (i) shall only be made if Employee executes a release substantially in the form of Exhibit A and such release becomes effective pursuant to its terms;
          (ii) Employee shall be paid any other amounts owing to the Employee by the Bank under this Agreement at such termination date, which amounts shall be paid within a reasonable time, but no more than thirty (30) days, after such termination date; and
          (iii) If and to the extent that the Employee timely elects COBRA continuation coverage, the Bank will pay to Employee on a monthly basis the cost of COBRA continuation coverage, less the amount of premiums by active employees receiving the same coverage, for a period of twelve (12) months from the termination date or, if earlier, until Employee becomes eligible under another group health plan or otherwise no longer continues to have COBRA coverage.
          Anything in this Agreement to the contrary notwithstanding, upon a termination pursuant to this Section 4.3, Employee’s sole rights and remedies against the Bank arising out of any such termination of his employment hereunder are to receive the severance compensation and the other amounts and benefits as are explicitly set forth in this Section 4.3. All of the provisions of this Section 4.3 shall be subject to the provisions of Section 5 below.
          (b) For purposes of this Section 4.3, “Good Reason” shall mean, without the written consent of Employee:
          (i) a change in Employee’s title, position or responsibilities which represents a material adverse change from his title, position or responsibilities as described in Section 1 of this Agreement; the assignment to Employee of any office or duties which are inconsistent in any material respect with Employee’s position, authority, duties or responsibilities as described in Section 1 of this Agreement; or any other action by the Bank which results in a material diminution in such position or authority; provided, however, that any such change, assignment or action that results from customary restructurings attributable solely to the growth of the Bank shall not be considered “Good Reason”;

          (ii) a reduction by the Bank in Employee’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;
          (iii) the Bank’s requiring Employee, without his consent, to be based at any office or location outside of Carrollton, Georgia; or
          (iv) the material breach of this Agreement by the Bank;
provided, however, that Good Reason shall not be deemed to exist unless Employee first delivers written notice to the Bank of the specific conditions that would constitute Good Reason and the Bank shall have failed to remedy these conditions within thirty (30) days following its receipt of such notice or, in the event that the conditions are ones that are not reasonably capable of being remedied within thirty (30) days, the Bank shall have failed to commence such remedy within thirty (30) days after receipt of written notice or thereafter shall have failed to diligently pursue such remedy to completion.
     5. CHANGE IN CONTROL OF THE BANK.
          Subject to the limitations set forth in Sections 9 and 10, in the event of a “Change in Control” (as defined below) during the Term of Employment, and the Employee (i) is terminated by the Bank from his employment (except “for Cause” as defined in Section 4.2 above) during the one-year period after the Change in Control becomes effective; (ii) voluntarily resigns during the 90 day period following the Change in Control1; or (iii) resigns for Good Reason within 30 days after the effective date the event giving rise to Good Reason (provided that the resignation must also fall within the one-year period after the Change in Control becomes effective), then Employee shall be entitled to receive severance compensation in an amount equal to two hundred percent (200%) of his Base Salary then in effect and any other amounts owing to Employee at the time of such termination date, which shall be paid in a lump sum within fourteen (14) days following the date of termination or resignation.
          For purposes of this Section 5, “Change in Control” of the Bank shall mean the occurrence of any of the following events that does not also constitute a Non-Control Transaction:
          (i) During any twelve (12) month period the individuals who are members of the Board of the Bank or, if applicable, the Bank’s holding company (the “Holding Company”) (the “Incumbent Board”), cease for any reason to constitute at least 50% of the Board of Holding Company; provided, however, that if the election, or nomination for election by the Bank’s or the Holding Company’s shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board (this Section (i) shall apply only with respect to the Holding Company as long as it is the majority shareholder of the Bank).

          (ii) The acquisition (other than directly from the Bank or the Holding Company) of any voting securities of the Bank or the Holding Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Bank’s or the Holding Company’s then outstanding Voting Securities.
          (iii) Any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12 month period ending of the date of the most recent acquisition by such Person or Persons) securities of the Company representing 30% or more of the Voting Securities; provided, however, that the event described in this paragraph (iii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Bank or the Holding Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Bank or the Holding Company, or (C) by an underwriter temporarily holding securities pursuant to an offering of such securities.
          (iv) Any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Bank or the Holding Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of such entity (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions, without regard to assets transferred to: (A) a shareholder or owner of the entity (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an organization, 50% or more of the total value or voting power of which is owned directly or indirectly, by the entity immediately after the transfer, (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of the entity immediately after the transfer or (D) an organization, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of the entity immediately after the transfer.
          A “Non-Control Transaction” means any merger, consolidation or reorganization or similar transaction in which:
          (i) the shareholders of the Bank or the Holding Company immediately before such merger, consolidation, reorganization or similar transaction, own, directly or indirectly and in substantially the same proportion as their ownership of the common stock of the Bank or the Holding Company immediately before such transaction, immediately following such transaction, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”); and
          (ii) immediately following such merger, consolidation or reorganization, members of the Incumbent Board shall constitute at least 50% of the members of the board of directors of the Surviving Corporation.
          Whether a Change in Control shall have occurred shall be determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any guidance issued thereunder.
     6. NONCOMPETE AND NON-SOLICITATION COVENANTS.
          6.1 Definitions. In this Agreement the following terms shall have the meanings set forth below:
          (a) “Affiliate” shall be used to indicate a relationship to a specified person, firm, corporation, partnership, association or entity, and shall mean any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, association or entity.
          (b) “Applicable Period” shall mean twelve (12) months following the effective date of the termination of this Agreement.
          (c) “Area” shall mean the geographic area within twenty (20) miles of the Bank’s location in Carrollton, Georgia.
          (d) “Competing Business” shall mean a federally insured financial institution.
          6.2 Agreement Not to Compete. Subject to the limitations in the following sentence, the Employee hereby agrees that during his employment by the Bank, and for the Applicable Period thereafter, he will not (except on behalf of, or with the prior written consent of, the Bank), either directly or indirectly, on his own behalf, or in the service or on behalf of others, work for, engage or participate in any Competing Business, or control or own (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System), a beneficial interest in, any Competing Business. The restrictions contained in the preceding sentence shall only apply to any Competing Business located within the Area and shall only apply to service as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves the duties and responsibilities similar to those undertaken for the Bank as described in Section 1.

          6.3 Agreement Not to Solicit Customers. The Employee agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, without the prior written consent of the Bank, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client or actively sought prospective customer or client of the Bank or any Affiliate located in the Area who was serviced by or under the supervision of the Employee in the course of his employment within the one (1) year period immediately prior to the termination of the Employee’s employment with the Bank.
          6.4 Agreement Not to Solicit Employees. The Employee agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Bank or any of its Affiliates, whether or not such employee is a full-time, a part-time or a temporary employee and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.
     7. OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.
          7.1 Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
               “Confidential Information” means all information regarding the Bank, its activities, business or clients that is the subject of reasonable efforts by the Bank to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Bank, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Bank; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.
               “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.
          7.2 Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Bank and its affiliated entities, and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Term of Employment and a period extending one year thereafter (the “Restricted Period”) reveal, divulge, or disclose to any person not expressly authorized by the Bank any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of the Bank to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
               Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Employee.
          7.3 Return of Property. Upon request by the Bank, and in any event upon termination of the employment of the Employee with the Bank for any reason, the Employee will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and all Trade Secrets (and all physical embodiments thereof) then in his custody, control or possession.
          7.4 Termination. The Employee shall maintain and observe the obligations of confidentiality contained in this Agreement with respect to Confidential Information during the term of his employment with the Bank and at all times following the termination of such employment for any reason whatsoever.
     8. INJUNCTIVE RELIEF. The Employee agrees that the covenants and agreements contained in Sections 6 and 7 of this Agreement, and the subsections of these Sections, are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the business of the Bank; that the Bank is engaged in the business of the Bank throughout the Area; that irreparable loss and damage will be suffered by the Bank should the Employee breach any of such covenants and agreements; and that, in addition to other remedies available to it, the Bank shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Employee of any of such covenants or agreements.

     9. EFFECT OF IRC SECTION 280G. Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Bank to or for the benefit of Employee pursuant to the terms of this Agreement or otherwise (a “Payment”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) then the Payment shall be reduced (but not below zero) if and only to the minimum extent necessary so that the Payment to be made or benefit to be provided to the Employee shall not be subject to the Excise Tax. The determination of whether a Payment shall be reduced as provided in this Section 9 and the amount of such reduction shall be made at the Bank’s expense by an independent accounting firm selected by the Bank (“Accounting Firm”). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to the Bank and the Employee within ten (10) days after the Employee’s final day of employment.
     10. COMPLIANCE WITH IRC SECTION 409A. Notwithstanding anything in this Agreement to the contrary, it is intended that any payments or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be provided and paid in such form and at such time, including, without limitation, payment only in connection with a permissible payment event as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for noncompliance. If at the time of the Employee’s termination of employment with the Bank the Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Bank will defer the commencement of the payment of any such payments or benefits under this Agreement (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Bank (or the earliest date as it is permitted under Section 409A of the Code), and if any other payments of money or other benefits due to Employee under this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Bank shall consult with Employee in good faith regarding the implementation of the provisions of this Section 10; provided that neither the Bank nor any of its employees or representatives shall have any liability to Employee with respect to such consultations.
     11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding employment of Employee, and supersedes and replaces any prior agreement between the parties, if any, relating to Employee’s employment with the Bank.
     12. ASSIGNMENT. Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto except that the Bank may assign the Agreement to a successor in interest who agrees, either by consent or by operation of law, to assume the Bank’s obligations under this Agreement.

     13. SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.
     14. ARBITRATION OF EMPLOYMENT DISPUTES.
          (a) For purposes of this Section 14, the term “Employment Dispute” shall mean any legal or equitable claim, demand, or controversy of whatever nature or kind, whether in contract, in tort, or under statute, ordinance or regulation or some other law between Employee and the Bank either (i) relating to the interpretation or performance of this Agreement or (ii) in any way related to or arising out Employee’s employment with the Bank or the termination of that employment. By way of example and without limitation, the term Employment Dispute includes (i) any claims of employment discrimination, harassment, or retaliation such as those under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, or the Americans with Disabilities Act; (ii) any claims for wages or other employment-related benefits; (iii) any tort claims related to the employment relationship such as assault, battery, false imprisonment, invasion of privacy, intentional infliction of emotional distress, defamation, or negligence; (iv) any breach of contract or similar claim related to the employment relationship; and (v) any personal injury claims not covered by workers’ compensation; provided that, the term “Employment Dispute” does not include any dispute between the Employee and the Bank that cannot legally be made the subject of mandatory arbitration, and it does not include any dispute between Employee and the Bank related to or arising out Sections 6 or 7 of this Agreement.
          (b) Employee and the Bank agree that neither of them may pursue any Employment Dispute against the other in federal, state, or local court. Rather, any Employment Disputes between Employee and the Bank shall be resolved only through final and binding arbitration and not through litigation in federal, state, or local court. Employee and the Bank agree that the applicable then-in-effect rules and procedures established by the American Arbitration Association for the arbitration of employment claims shall apply with respect to the administration of an Employment Dispute under the terms of this Agreement. The arbitrator will base his/her decision on the facts presented and in accordance with governing law, including statutory and judicial authority. The arbitrator shall issue a written decision, which will contain the essential findings and conclusions on which the decision is based. The arbitrator’s decision will be final and binding upon Employee and the Bank. Employee and the Bank are entitled in arbitration to all remedies that would have been available had the Employment Dispute at issue been resolved in court. Except in the case where the dispute relates to Section 5 of this Agreement, in which case the Bank shall pay both parties’ arbitration expenses, each party shall bear their own expenses of arbitration.

Employee’s Initials	Bank’s Initials

     15. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia; provided, however, that Section 14 of this Agreement shall be governed by and construed in accordance with not only the general contract law of the state of Georgia, but also pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. § 1 et seq. To the extent the Federal Arbitration Act is found to be inapplicable to this Agreement, to a particular Employment Dispute, or to Employee based on his job duties for the Bank, Section 14 of this Agreement shall under such circumstances be construed pursuant to the terms of the Georgia Arbitration Code, O.C.G.A. § 9-9-1 et seq., and Georgia contract law.
     16. RIGHTS OF THIRD PARTIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.
     17. AMENDMENT. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.
     18. NOTICES. Any notice or other document or communication permitted or required to be given to Employee pursuant to the terms hereof shall be deemed given if personally delivered to Employee or sent to him postage prepaid, by registered or certified mail, at Gregory S. Akins, __________________________________________ or at any such other address as Employee shall have notified the Bank in writing. Any notice or other document or other communication permitted or required to be given to the Bank pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Bank, postage prepaid, by registered or certified mail, at First Georgia Banking Company, ATTN: Human Resources, P.O. Box 2578, Carrollton, GA 30112, or at such other address as the Bank shall have notified Employee in writing. All notices personally delivered shall be deemed received on the date delivered. All notices sent by postage-prepaid, registered or certified mail shall be deemed received on the actual date of receipt, or when refused or returned because of failure to claim if mailed return-receipt requested.
     19. WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.
     20. OPPORTUNITY TO REVIEW. Employee represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Employee further acknowledges and confirms that the only considerations for his signing this Agreement are the terms and conditions stated in writing in this Agreement, and that no other promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to him by any person to cause him to sign this Agreement.
(Signatures on following page.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FIRST GEORGIA BANKING COMPANY
[BANK SEAL]
	By:	/s/ Jackie L. Reed
		Name:	Jackie L. Reed
		Title:	CEO

Attest:
/s/ Christine A. Swanson
Secretary

EMPLOYEE
By:	/s/ Gregory S. Akins
	Name:	Gregory S. Akins

EXHIBIT A
FORM OF RELEASE
     THIS RELEASE (“Release”) is granted effective as of the ___ day of                     , ___, by Gregory S. Akins (“Employee”) in favor of First Georgia Banking Company (the “Bank”). This is the Release referred to in that certain Employment Agreement dated as of December 12, 2008 by and between the Bank and Employee (the “Employment Agreement”). Employee gives this Release in consideration of the Bank’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.
     1. Release of the Bank. Employee, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Bank and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Bank or any of its parents, subsidiaries, affiliates, or predecessors, and Employee. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Bank of its obligations to Employee under the Employment Agreement or any other contractual obligations between the Bank or its affiliates and Employee, or any indemnification obligations to Employee under the Bank’s bylaws, articles of incorporation, Georgia law or otherwise.
     2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Employee agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Employee is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21)

calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.
     Employee agrees that he has carefully read this Release and is signing it voluntarily. Employee acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving his right to review the Release for such full 21-day period prior to signing it. Employee has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Employee revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Bank any such payment received prior to that date.
     EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE BANK UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE BANK FROM ALL SUCH CLAIMS.

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